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                                                                                                           EXHIBIT 12.01
                                       Commercial Credit Company and SUBSIDIARIES
                                    Computation of Ratio of Earnings to Fixed Charges

                                               ALL COMPANIES CONSOLIDATED
                                                (In millions of dollars)

                                                                     Year ended December 31,
                                                                     -----------------------

                                           1994                 1993               1992                1991                1990
                                           ----                 ----               ----                ----                ----


Income from continuing operations
  before income taxes and minority
  interests.........................      $363.9              $467.9              $428.8              $302.9              $234.3

Elimination of undistributed
  equity earnings...................        (1.9)              (26.8)               (3.0)               (4.6)               (3.4)

Pre-tax minority interest...........       (20.0)              (32.3)                -                   -                   -

Add:
  Interest..........................       402.8               363.7               369.7               434.9                415.4
  Interest portion of rentals.......        10.9                11.2                11.7                11.5                  9.6
                                           -----              ------              ------              ------               ------

Income available for fixed charges..      $755.7              $783.7              $807.2              $744.7               $655.9
                                           =====               =====               =====               =====                =====

Fixed charges:
  Interest..........................      $402.8              $363.7              $369.7              $434.9               $415.4
  Interest portion of rentals.......        10.9                11.2                11.7                11.5                  9.6
                                           -----              ------               -----              ------               ------

Fixed charges.......................      $413.7              $374.9              $381.4              $446.4               $425.0
                                           =====               =====               =====               =====                =====

Ratio of earnings to fixed charges..         1.83x               2.09x               2.12x               1.67x                1.54x
                                             =====               ====                ====                ====                 ====
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